               ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                                    ENDORSEMENT

This endorsement applies to the following class of individuals when the Owner, Joint Owner (if applicable), Annuitant and Joint Annuitant (if applicable) are all within the group set forth below:

     [Employees and registered representatives of any broker/dealer who have entered into a Sales Agreement with the Company to sell the Pioneer Vision variable annuity.

     Officers, directors, trustees and bona-fide full-time employees (including former officers and directors and former employees who had been employed for at least ten years) of The Pioneer Group, Inc., their affiliates and subsidiaries, and or any underlying protfolios.

     Spouses and children or other legal dependents of the above-referenced persons under the age of 21.]

Eligibility for the class is based upon the Owner's, Joint Owner's (if applicable), Annuitant's and Joint Annuitant's (if applicable) status on the Issue Date.

This contract is amended as of its Issue Date as follows:

1. The Payment Credit Percentage on page [3] of the contract is replaced by 8.5%.

                                          Signed for the Company by:

Form 3274-99{FORM PROD}